Exhibit 99.2

Prepared Remarks for Third Quarter Fiscal 2011 Results

Issued July 27, 2011

Introduction

About These Remarks

As previously announced, Green Mountain Coffee Roasters, Inc. (GMCR) will be discussing its third quarter fiscal 2011 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:00 p.m. ET today, July 27, 2011. The following commentary is provided by management in conjunction with GMCR’s third quarter fiscal 2011 results press release and conference call. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided in advance of the conference call to make efficient use of investor and analyst’s time but will not be read on the live conference call. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast

The conference call webcast is accessible, via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm as are accompanying supplemental slides. The Company archives the latest conference call for a period of time on its website. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 8608345 from 9:00 p.m. ET on July 27, 2011 through 9:00 p.m. ET on Sunday, July 31, 2011.

Third Quarter Fiscal 2011 Business Overview

(Supplemental to the third quarter fiscal 2011 earnings press release issued July 27, 2011)

GMCR remains focused on our value drivers and our enabling initiatives, which we believe will allow us to continue to build the value of our enterprise. We believe our value drivers include:

1.	Supporting brewer adoption both at home and away from home;

2.	Increasing the opportunities for portion pack consumption;

3.	Leveraging our multi-channel distribution;

4.	Enhancing our geographic presence; and,

5.	Scaling our business to meet demand.

Supporting Brewer Adoption

GMCR sold 1.1 million Keurig® Single-Cup Brewers during the third quarter of fiscal 2011. This brewer shipment number does not account for consumer returns to retailers.

We estimate that GMCR brewer shipments represented approximately 92% of total brewers shipped with Keurig technology system wide in the period.

Sell-through data from retailers reporting to NPD Group, a leading global provider of consumer and retail market research information, shows that Keurig and Keurig-system brewers continue to fuel category dollar sale growth in the U.S. According to NPD, for the period April 2011 through June 2011, dollar sales of Keurig® Single-Cup brewers increased 65% over the same period in the prior year, while unit sales increased 54%.

Keurig branded brewers also continue to gain share of total U.S. coffeemakers. According to NPD, in our third quarter of fiscal 2011, Keurig branded brewers (without third party brewers) remained the number one dollar share leader in the U.S. coffeemaker category, with the top four selling brewers by dollar share. For the same third quarter fiscal 2011 period, NPD estimates that Keurig (without third party brewers) remained second in the category in terms of unit sales, with 16.7% unit share up from 11.1% in the same period a year ago.

Increasing Portion Pack Consumption

The goal of our beverage new product development group is a beverage for every occasion. We’re pleased with the success we’ve had thus far with new beverages including our Brew Over Ice™ varieties and our Green Mountain Naturals™ Hot Apple Cider, and the team is hard at work on additional new product introductions. The team’s focus going forward is on creating beverages that generate additional interest and enthusiasm for the system and that broaden the benefits the system can deliver. The ultimate goal is to enhance customer satisfaction by providing an even broader range of beverage options to surprise and delight consumers. To recap some of our new beverage news in the quarter:

Brew Over Ice™

Supported by nationwide television advertising and other brand support spend, Brew Over Ice offerings, which are now available through both grocery and retail channels.

Barista Prima Coffeehouse™

During the quarter we expanded availability of Barista Prima, our first super-premium coffee portion pack for the system, with the product now available in Bed, Bath & Beyond stores with additional retailers coming soon. We continue to be pleased with strong positive consumer reaction to this new first-ever premium offering.

Café Escapes

We expect an improved and broader availability of our Café Escapes indulgent dairy-based product line this fall and winter as we’ve made measurable steps in enhancing our raw materials supply chain.

Leveraging our Multi-Channel Distribution

The goal of our multi-channel distribution strategy is to ensure consumers can purchase portion packs wherever they shop. Following is a summary of some of the progress made during our fiscal third quarter.

Grocery

In our third quarter of fiscal 2011 we estimate we’re in approximately 15,200 grocery doors with the Keurig Single-Cup Brewing system, an increase of roughly 12% over the year-ago period.

According to IRI data, 12-count portion packs have achieved an ACV (all commodity volume) of 85% nationwide in U.S. grocery stores. (Note: Beginning in calendar 2011, IRI made changes to the methodology it uses to assess ACV so current data is not comparable to past references.)

Our objective in grocery is not only expanding distribution but also increasing the variety within existing stores, and we’ve been pleased to see an increasing number of accounts accepting our 4-foot merchandising sets.

According to IRI data for the 12 weeks ending June 12, 2011, our portfolio of 12-count portion packs once again outsold all other packaged coffee brands in the Northeast region. On a nationwide basis, sales of our portion packs are second only to one other specialty coffee brand, regardless of form.

Department, Specialty, Mass Retailers and Wholesale Clubs

Additionally, major retailers like Bed, Bath & Beyond, Costco, Kohl’s, Target and Wal-Mart, representing approximately 20,000 stores, continue to be significant destination retailers for the Keurig Single-Cup Brewer and portion pack product line. We expect continued strong retailer support through the fall and Holiday 2011 seasons. Many retailers continue to expand space to accommodate consumer interest in the Keurig system. We expect to support the Keurig brand at expanded levels of marketing spend. In addition, we expect strong support from our brewer and beverage partners in support of the Keurig Single-Cup Brewing system.

Away From Home

In the third quarter of Fiscal 2011 our Away From Home segment continued the strong year-over-year growth seen in prior fiscal 2011 quarters. Sales from this channel outperformed our plan with all sales channels (traditional Office Coffee Services, retail, and on-line) exhibiting strong results. Away From Home channel growth is being driven by both our own sales/marketing plans and also the increasing strength and awareness of the Keurig brand.

We are very proud of a responsible portion pack disposal program that we launched in our Away From Home Channel during the quarter. The program, called Grounds to Grow On, builds on our experience with two pilot programs from 2010 and is currently being tested in specific regions across 22 states. The program utilizes collection bins provided by Keurig Authorized Distributors to collect brewed K-Cup® portion packs at participating Away From Home locations. Once filled, the bins are sent to our disposal partner to re-purposes the used K-Cup® portion pack, thereby reducing the potential impact to landfills. With Grounds to Grow On, 75% of the waste of a brewed K-Cup® portion pack is diverted to compost and 25% is used to create energy. Pending the results of our test, we are optimistic that we’ll be able to roll out the program nationwide in 2012.

Hospitality

We also continue to make good progress increasing our penetration of up-market hotel properties. Today we estimate there are more than 175,000 hotel rooms with our B-130 Keurig Single-Cup brewer driving an estimated 15+ million annual demonstrations of the Keurig system.

Consumer Direct

Consumer direct channels continue to be an important part of our business via our two consumer direct websites: GreenMountainCoffee.com and Keurig.com. Of note during the quarter, Keurig.com was acknowledged by ForSee Results as #10 out of the top 100 internet retailers in their Spring 2011 Top 100 Online Retail Satisfaction Index. Customer satisfaction studies were conducted by ForeSee Results from more than 22,000 respondents who had visited top 100 online retail sites and analyzed using the American Customer Satisfaction Index (ACSI), and according to its methodology, a score of 80 has long been considered the threshold for excellence. Notably, the announcement placed Keurig.com in the top ranking list with brand websites such as Amazon.com, QVC.com, and LLBean.com.

Enhancing Our Geographic Presence

Our evolution from a regional coffee roaster to a North American single-serve beverage company continues.

GMCR currently operates production/distribution facilities in Castroville, California; Knoxville, Tennessee; Essex, Waterbury and Williston, Vermont; Sumner, Washington; Toronto, Ontario; and, Montreal, Quebec. The Company also conducts research and development activities in facilities in Reading and Woburn, Massachusetts; and in Waterbury, Vermont. We currently expect to add two additional production/distribution facilities in the U.S. during our 2012 fiscal year.

We believe we have a significant opportunity to leverage assets, brands and people in Canada as a result of our acquisition of Van Houtte. We also are evaluating the potential of opportunities outside North America.

In the meantime, we continue to make excellent progress with brewer adoption in Canada. According to sell-through data from retailers reporting to NPD Group, for the period April 2011 through June 2011, Keurig was the top-ranked coffeemaker brand in Canada based on dollar sales, with dollar sales of Keurig Single-Cup brewers increasing 234% over the same period in the prior year. Keurig was the second rank brewer in the region based on unit sales, with unit sales increasing 287% over the same period in the prior year.

Scaling our Business to Meet Demand

We continue to add capacity across all of our production locations. As a result of the growth we’ve experienced thus far this year, the addition of new mass-appeal brands to the Keurig Single-Cup Brewing system, and with interest in the system now spanning broader demographics, we expect continued growth of brewers at a rate higher than we previously anticipated.

Given that expectation, we believe we also will need to deploy more portion pack production capacity in 2012 than previously anticipated to support consumer demand.

Enabling Initiatives

Beyond our value drivers, we continue to work on enabling initiatives designed to facilitate growth in the years to come. These initiatives are designed to enhance consumer interest and choice, and as a result, our business value, and are focused in three primary areas:

1.	Expanding into new beverage categories;

2.	Continuing to work with Lavazza to introduce a single-cup espresso beverage system; and,

3.	Identifying and evaluating new strategic relationships, which could include potential new brewer or beverage relationships and/or distributors.

We believe our success with these initiatives will be instrumental to continued earnings growth and improved shareholder value.

Additional Third Quarter Fiscal 2011 Financial Commentary

The information provided here is supplementary to the information provided in our press release issued today and investors are encouraged to view both for a more comprehensive summary.

Note: All comparisons to prior periods reflect restated financial results for those periods as reported in our Annual Report on Form 10-K filed for the year ending September 2010.

Segment Sales Data

•	For the Keurig business unit, net sales to unaffiliated customers totaled $305.4 million, up 92% from net sales of $159.4 million in the third quarter of fiscal 2010.

•	For the Specialty Coffee business unit, net sales to unaffiliated customers totaled $296.9 million, up 89% from net sales of $157.2 million, from the prior year period.

•	For the Canadian business unit, net sales to unaffiliated customers totaled $114.9 million. The Canadian business unit was formed with the acquisition of Van Houtte on December 17, 2010.

Costs, Margins and Income

•	Third quarter fiscal 2011 gross margin was 36.8% of total net sales compared to 34.4% for the corresponding quarter in fiscal 2010.

•	The improvement of gross margin is due primarily to a shift in the Company’s sales mix.

•	Net sales from Keurig® brewers and related accessories were lower as a percentage of total Company net sales in the third quarter of fiscal 2011 compared to the prior year period.

•

The Company sells the majority of Keurig® brewers approximately at cost, or sometimes at a loss when factoring in the incremental costs related to sales, including fulfillment charges, returns and warranty expense.

•	The decrease in Keurig® brewer and accessory sales as a percentage of total sales positively affected the Company’s gross margin by approximately 270 basis points.

•

In addition the Company initiated price increases in the first quarter of fiscal 2011 and late in the third quarter of fiscal 2011 to offset higher green coffee and other input costs. The impact of these price increases was offset by higher green coffee costs in the third quarter of fiscal 2011 compared to the prior year period.

•	Warranty rates in the third quarter of fiscal 2011 were consistent with warranty rates in the second quarter of fiscal 2011.

•

The Company offers a one-year warranty on all Keurig® Single-Cup brewers it sells and continues to experience higher-than-historical rate warranty claims associated with its reservoir brewer models. As we have grown we have added significantly to our product testing, quality control infrastructure and overall quality processes. Nevertheless, as we continue to innovate, and our products become more complex, both in design and componentry, product performance may tend to modulate, causing warranty rates to possibly fluctuate going forward, so that they may be higher or lower than we are currently experiencing and for which we are currently providing.

•	GAAP selling, general and administrative expense totaled $144.8 million or 20% of net sales for the third quarter of fiscal 2011 as compared to $71.0 million or 22% of net sales in the prior year.

•

The increase was attributed to approximately $38.1 million of selling, general and administrative costs incurred in the Canadian business unit segment, as a result of the Van Houtte acquisition, and an increase of $12.4 million in marketing and promotional activities, primarily related to our spring advertising campaign.

•

Third quarter of fiscal 2011 GAAP selling, general and administrative expenses included approximately $11.8 million in amortization of identifiable intangibles related to the Company’s acquisitions, and $0.8 million in legal and accounting expenses related to the SEC inquiry and pending litigation.

•

Third quarter of fiscal 2010 GAAP selling, general and administrative expenses included $4.0 million in non-deductible acquisition-related expenses for the Diedrich acquisition and $4.3 million in amortization of identifiable intangibles related to the Company’s prior acquisitions.

•

Exclusive of these items, non-GAAP selling, general and administrative expenses totaled $132.2 million or 18% of net sales for the third quarter of fiscal 2011 as compared to $62.7 million or 20% of net sales in the prior year.

•

The Company’s tax rate for the third quarter of fiscal 2011 was 35.8% as compared to 49.5% in the prior year quarter when the Company’s tax rate reflected the recognition of approximately $12 million of non-deductible acquisition-related expenses incurred during the first, second and third quarters of fiscal 2010 for the Diedrich acquisition, which closed during the third quarter of fiscal 2010.

•	The Company’s fiscal 2011 effective tax rate excluding the non-deductible acquisition-related expenses is estimated to be approximately 37.6%.

Explanation of Accounting and Presentation Changes

Changes to Accounting of Intercompany Transactions

As described in the Company’s Annual Report on Form 10-K for the fifty-two weeks ended September 25, 2010 Item 9A. Controls and Procedures, management’s planned actions to remediate the material weakness related to the financial consolidation process included a thorough review of the processes and procedures used in the Company’s intercompany accounting, including an evaluation of possible methods to simplify and automate certain aspects related to intercompany transactions. As a result of this review, effective with the beginning of the Company’s third quarter of fiscal 2011, the Keurig business unit no longer records royalty income from the specialty coffee business unit and the Canadian business unit on shipments of K-Cup® portion packs, thus removing the need to eliminate royalty income during the financial consolidation process.

In addition, while previously the Company recorded intersegment sales and purchases of brewers and K-Cup® portion packs at a markup, during the third quarter of fiscal 2011, the Company unified the standard costs of brewer and K-Cup® portion pack inventories across the segments and began recording intersegment sales and purchases of brewers and K-Cup® portion packs at new unified standard costs. This change simplified intercompany transactions by removing the need to eliminate the markup incorporated in intersegment sales as part of the financial consolidation process.

As a result of the unification of the standard costs of brewers and K-Cup® portion packs during the third quarter of fiscal 2011, the Company’s segment inventories were revalued and an adjustment was recorded by the respective segments which resulted in an increase in cost of sales and a decrease in inventories. This adjustment was offset with the reversal of the elimination of intersegment markup in inventories in the consolidation process resulting in no impact to the Company’s consolidated results.

Presentation of Cash Flow

After discussion with the Securities and Exchange Commission’s Division of Corporation Finance related to a comment letter dated June 1, 2011, the Company has elected to revise its presentation of sales returns and bad debts in the cash flows from operating activities section of the Unaudited Consolidated Statement of Cash Flows for the thirty-nine weeks ended June 25, 2011 from the presentation in the Company’s Form 10-Q filed for the twenty-six weeks ended March 26, 2011 (the “Q2’11 Form 10-Q”) to conform to its previous presentation as reported in the Company’s Form 10-K filed for the fiscal year ended September 25, 2010 (the “Fiscal 2010 Form 10-K”) and in the Form 10-Q filed for the thirteen-weeks ended December 25, 2010 (the “Q1’11 Form 10-Q”). The presentation in the Fiscal 2010 Form 10-K and Q1’11 Form 10-Q includes separate adjustments for bad debts and sales returns in the reconciliation and represents the total provision charged against net income for the period with the deductions or usage reflected in the change in accounts receivable line item, net of the effects of acquisitions. In the Q2’11 Form 10-Q Unaudited Consolidated Statement of Cash Flows, the sales returns and bad debts line items to reconcile net income to net cash provided by operating activities reflected the change in reserve for sales returns and the allowance for doubtful accounts. The change in presentation had no impact on net cash provided by operating activities.

The Company has also revised its presentation of the line items for Gains and losses on foreign currency and Gains and losses on financial instruments in the cash flows from operating activities section of the Unaudited Consolidated Statement of Cash Flows. In the Q1’11 Form 10-Q and the Q2’11 Form 10-Q, the Company reported both realized and unrealized gains and losses on foreign currency transactions and financial instruments to reconcile net income to net cash provided by operating activities. Only unrealized gains and losses should be reflected as an adjustment to reconcile net income to net cash provided by operating activities. The adjustment for realized gains and losses resulted in a corresponding adjustment to changes in working capital items, namely accounts payable, other current assets and other current liabilities, and did not result in reporting an incorrect net cash provided by operating activities number in the Q1’11 Form 10-Q and Q2’11 Form 10-Q Unaudited Consolidated Statements of Cash Flows.

In addition, in the Unaudited Consolidated Statement of Cash Flows, the Company reclassified the write-off of $2.6 million in deferred financing fees related to the extinguishment of debt on its former credit facility, which was previously classified in the line item Amortization of deferred financing fees in the Q1’11 Form 10-Q and Q2’11 Form 10-Q to the line item Loss on extinguishment of debt to be consistent with the current quarter presentation. Due to the significance of the loss incurred this quarter on the extinguishment of debt, the Company provided greater transparency in the Unaudited Statement of Cash Flows by reporting separately the loss incurred on the extinguishment of debt. The change in presentation had no impact on net cash provided by operating activities.

Acquisition Accounting

This quarter the Company has finalized the valuation and purchase price allocation for Van Houtte. In the Q1’11 and Q2’11 Form 10-Q’s, the Company reported provisional amounts as it completed the valuation work and initial accounting for the Van Houtte acquisition. In accordance with ASC 805-10-25, in the Q2’11 Form 10-Q the Company revised the Q1’11 results as presented in the Statement of Operations for the twenty-six weeks ended March 26, 2011 to reflect new information relating to facts and circumstances that existed as of the acquisition date. The revisions did not have a material impact on the Statement of Operations for the thirteen weeks ended December 25, 2011. As a result of these revisions, the Statement of Operations for the thirteen weeks ended December 25, 2011 as presented in the Q1’11 Form 10-Q when added to the Statement of Operations for the thirteen weeks ended March 26, 2011 as presented in the Q2’11 Form 10-Q will not total to the Statement of Operations for the twenty-six weeks ended March 26, 2011 as presented in the Q2’11 Form 10-Q. In the Company’s Q3’11 Form 10-Q, there were no additional adjustments to the Q1’11 or Q2’11 results.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the Company’s success in introducing and producing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the Company’s ability to continue to grow and build profits in the At Home and Away from Home businesses, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this document. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as acquisition-related transaction expenses, legal and accounting-related expenses associated with the SEC inquiry, the Company’s internal investigation and pending litigation, foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition, and non-cash related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this document for a full reconciliation the Company’s GAAP to non-GAAP results.

GAAP to Non-GAAP Reconciliation

	Thirteen weeks ended June 25, 2011	Thirteen weeks ended June 26, 2010
		(As Restated)
Operating income	$119,310	$37,931
Acquisition-related expenses (1)	—	3,992
SEC inquiry (2)	799	—
Amortization of identifiable intangibles (3)	11,794	4,293

Non-GAAP operating income	$131,903	$46,216

	Thirteen weeks ended June 25, 2011	Thirteen weeks ended June 26, 2010
		(As Restated)
Net income	$56,348	$18,400
After tax:
Acquisition-related expenses (5)	—	7,208
SEC inquiry (2)	513	—
Amortization of identifiable intangibles (3)	7,859	2,729
Loss on extinguishment of debt (4)	11,027	—

Non-GAAP net income	$75,747	$28,337

	Thirteen weeks ended June 25, 2011	Thirteen weeks ended June 26, 2010
		(As Restated)
Diluted income per share	$0.37	$0.13
After tax:
Acquisition-related expenses (5)	$—	$0.05
SEC inquiry (2)	$0.00	$—
Amortization of identifiable intangibles (3)	$0.05	$0.02
Loss on extinguishment of debt (4)	$0.07	$—

Non-GAAP net income per share	$0.49	$0.21	*

* Does not add due to rounding.
(1)	Represents direct acquisition related expenses classified as general and administrative expense.
(2)	Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative.
(3)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(4)	Represents the write-off of debt issuance costs and original issue discount primarily associated with the extinguishment of the Term B loan under the Credit Agreement.
(5)	Third quarter of fiscal 2010 reflects the reversal of $4.0 million non-deductible acquisition related expenses and the resulting $3.2 million tax effect. The tax effect represents the reversal of the tax benefit associated with acquisition related expenses previously incurred during the Company’s first and second quarters of fiscal 2010 for the Diedrich acquisition which closed during the Company’s third quarter of fiscal 2010.